NEWS RELEASE
07

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Constellation Brands Reports
Q1 Fiscal 2010 Results

•	Achieves comparable basis diluted EPS of $0.33 and reported basis diluted EPS of $0.03
•	Completes sale of value spirits business
•	Decreases debt by more than $110 million during the quarter
•	Sees benefits of global cost reduction initiative
•	Reaffirms full-year diluted EPS guidance

First Quarter 2010 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Consolidated net sales	$792	-15%	$792	-15%

Operating income	$123	-6%	$83	-8%

Operating margin	15.6%	150 bps	10.5%	80 bps

Equity in earnings of equity method investees**	$63	-13%	$63	-13%

Earnings before interest and taxes (EBIT)	$186	-9%	-	-

Net income	$73	-	$7	NM

Diluted earnings per share	$0.33	-3%	$0.03	NM

VICTOR, N.Y., July 1, 2009 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, reported today its fiscal 2010 first quarter results.  "We are generally pleased with our quarterly results, which were in-line with our expectations," said Rob Sands, president and chief executive officer of Constellation Brands. "To strengthen our position as an industry leader, especially in this challenging economy, we took steps over the past 18 months to shift the focus of our strategy to building must-have brands that return the greatest profits and that represent good value for consumers. We are already seeing the benefits from this strategy as brands such as Woodbridge by Robert Mondavi, Nobilo, Clos du Bois, Kim Crawford and SVEDKA continue to perform well. During the quarter, we also made progress on our global cost reduction initiative which was implemented to mitigate the negative impacts of the turbulent global economy and to create efficiencies to drive long-term sustainable growth."

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First Quarter 2010 Net Sales Highlights* (in millions)
	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$792	-15%	-5%	$792	-9%	1%
Branded Wine	$688	-10%	-	$688	-9%	1%
Spirits	$60	-43%	-43%	$60	13%	13%
Other	$44	-28%	-8%	$44	-28%	-8%

*Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
NM=Not meaningful

Net Sales Commentary

Reported consolidated net sales decreased 15 percent due primarily to the impact of year-over-year currency exchange rate fluctuations and the divestitures of the value spirits business, spirits contract production services and certain Pacific Northwest wine brands. Organic net sales increased one percent on a constant currency basis.

Branded wine organic net sales on a constant currency basis increased one percent, which includes a one percent decrease for North America, a six percent increase for Europe, and a seven percent increase for Australia/New Zealand. Key markets are being impacted by planned SKU reductions and continuing economic pressures are driving unfavorable sales mix. However, SG&A reduction efforts are having the expected benefit of offsetting reduced gross profit margins. Net sales for Europe benefited from timing impacts related to the U.K. duty increase.

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“During the quarter we integrated the remaining spirits business into our North American wine organization and began refining the structure of our U.S. wine business into a single integrated group with the goal of better serving our trade customers and ultimately consumers,” Sands said. “This structure, combined with an unparalleled premium portfolio that includes well-known and admired brands such as Robert Mondavi, Wild Horse, Ravenswood, Estancia and Blackstone, provides us with outstanding opportunities to capture growth in the marketplace.”

Total spirits organic net sales increased 13 percent for the quarter, led by a 33 percent gain for SVEDKA Vodka.  “The integration of our premium spirits brands into the North American organization went well,” Sands continued. “SVEDKA continues to enjoy tremendous momentum and now ranks as the third largest import and fifth largest vodka brand overall in the U.S. The futuristic marketing campaign featuring the iconic fembot resonates well with consumers and we are seeing continuing strong growth particularly in national chains, control states and on-premise.”

Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income decreased $8 million versus the prior quarter.  This decrease is primarily due to the divestiture of the value spirits business and certain Pacific Northwest wine brands, negative mix and a decrease in international business performance partially offset by savings from cost reduction initiatives and gains from foreign currency transactions.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $63 million, a decrease of 10 percent from the prior year first quarter.  For first quarter 2010, Crown Imports generated net sales of $636 million, a decrease of five percent, and operating income of $126 million, a decrease of nine percent.

“While the on-premise and convenience channels remain difficult, Crown is seeing some improvement at national chains in the grocery channel as it focuses on optimizing promotional activity through targeted marketing and programming support,” said Sands. “In particular, Corona Extra is ramping up its marketing efforts for the peak summer sales season by reprising some of its most iconic television spots and focusing its overall media investment into and through these key periods.”

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For first quarter 2010, pre-tax restructuring charges, acquisition-related integration costs and unusual items totaled $40 million compared to $41million for the prior year first quarter.

Interest expense totaled $67 million, a decrease of 23 percent. The decrease was primarily due to a lower average debt balance.

“The improvement in interest expense reflects the significant debt pay down in fiscal 2009 and additional debt reduction during the first quarter as proceeds from the sale of the value spirits business in March 2009 contributed to our on-going deleveraging efforts,” said Bob Ryder, Constellation Brands chief financial officer.

Summary

“The macroeconomic environment remains challenging but we continue to focus on the right strategies to generate cash, reduce borrowings, increase return on invested capital, and improve the bottom line. We are striving to better align our businesses in the U.K. and Australia to provide opportunity for increased efficiencies and cost savings, which are among our top priorities during these tumultuous times,” Sands concluded. “Through prudent, targeted actions, coupled with some of the strongest brands in the industry, we believe we are well-positioned to benefit from the upturn in the economy when it occurs. Finally, I would like to thank our Constellation colleagues around the world for their hard work and dedication as we focus on achieving our goals for fiscal 2010.”

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal year 2010 compared to fiscal year 2009 actual results, both on a reported basis and a comparable basis.

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Constellation Brands Fiscal Year 2010
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY10 Estimate	FY09 Actual	FY10 Estimate	FY09 Actual
Fiscal Year Ending Feb. 28	$0.97 - $1.07	$(1.40)	$1.60 - $1.70	$1.60

Full-year fiscal 2010 guidance includes the following current assumptions:

•	Interest expense: approximately $265 - $285 million
•
Tax rate: approximately 53 percent on a reported basis, as compared to 38 percent on a comparable basis, primarily due to  a provision of 9 percentage points associated with the March 2009 sale of the value spirits business and 5 percentage points related to international restructuring activities with minimal tax benefits

•	Weighted average diluted shares outstanding: approximately 222 million
•	Free cash flow: $230 - $270 million

Conference Call

A conference call to discuss first quarter fiscal 2010 results and outlook for fiscal 2010 will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Wednesday, July 1, 2009 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges, acquisition-related integration costs and unusual items.  The company’s measure of segment profitability excludes restructuring charges, acquisition-related integration costs and unusual items, which is consistent with the measure used by management to evaluate results.

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The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands is the world’s leading wine company, with a broad portfolio of widely admired premium brands across the wine, beer and spirits categories. Our company achieves success through an unmatched knowledge of wine consumers paired with storied brands that suit their varied lives and tastes. Our portfolio of brands include Robert Mondavi, Hardys, Clos du Bois, Blackstone, Banrock Station, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka. Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 total brands in our portfolio, sales in about 150 countries and operations in approximately 50 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to the different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation Brands and its product portfolio visit the company's web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on Aug. 24, 2009, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	successful integration of acquired businesses and realization of expected synergies;

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•	completion of various portfolio actions;
•
achievement of all expected cost savings from the company's various restructuring plans, realization of expected asset sale proceeds from the sale of inventory and other assets, and receipt of all consideration from the divestiture of the value spirits business;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
restructuring charges, acquisition-related integration costs, other one-time costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2009,  which could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 31, 2009	February 28, 2009
Assets

Current Assets:
Cash and cash investments	$16.8	$13.1
Accounts receivable, net	715.9	524.6
Inventories	1,846.0	1,828.7
Prepaid expenses and other	188.0	168.1

Total current assets	2,766.7	2,534.5

Property, plant and equipment, net	1,633.0	1,547.5
Goodwill	2,540.3	2,615.0
Intangible assets, net	1,019.7	1,000.6
Other assets, net	441.8	338.9

Total assets	$8,401.5	$8,036.5

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$353.5	$227.3
Current maturities of long-term debt	256.2	235.2
Accounts payable	276.2	288.7
Accrued excise taxes	69.8	57.6
Other accrued expenses and liabilities	600.0	517.6

Total current liabilities	1,555.7	1,326.4

Long-term debt, less current maturities	3,712.1	3,971.1
Deferred income taxes	524.0	543.6
Other liabilities	284.5	287.1

Total liabilities	6,076.3	6,128.2

Total stockholders' equity	2,325.2	1,908.3

Total liabilities and stockholders' equity	$8,401.5	$8,036.5

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended
	May 31, 2009	May 31, 2008

Sales	$1,003.8	$1,212.0
Excise taxes	(212.2)	(280.2)
Net sales	791.6	931.8

Cost of product sold	(522.9)	(602.8)
Gross profit	268.7	329.0

Selling, general and administrative expenses	(166.6)	(233.5)
Restructuring charges	(18.9)	(0.5)
Acquisition-related integration costs	(0.1)	(4.3)
Operating income	83.1	90.7

Equity in earnings of equity method investees	62.8	72.1
Interest expense, net	(66.8)	(86.6)
Income before income taxes	79.1	76.2

Provision for income taxes	(72.6)	(31.6)
Net income	$6.5	$44.6

Earnings Per Common Share:
Basic - Class A Common Stock	$0.03	$0.21
Basic - Class B Common Stock	$0.03	$0.19

Diluted - Class A Common Stock	$0.03	$0.20
Diluted - Class B Common Stock	$0.03	$0.19

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	195.233	192.792
Basic - Class B Common Stock	23.744	23.769

Diluted - Class A Common Stock	219.820	219.186
Diluted - Class B Common Stock	23.744	23.769

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	May 31, 2009	May 31, 2008
Cash Flows From Operating Activities
Net income	$6.5	$44.6
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property, plant and equipment	34.1	41.2
Stock-based compensation expense	12.2	10.8
Amortization of intangible and other assets	3.1	3.0
Loss on businesses sold or held for sale	0.8	16.0
Loss on disposal or impairment of long-lived assets, net	0.4	0.1
Deferred tax provision	(27.1)	3.2
Equity in earnings of equity method investees, net of distributed earnings	(23.6)	(23.0)
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(132.8)	(53.1)
Inventories	34.5	(69.0)
Prepaid expenses and other current assets	4.9	6.8
Accounts payable	(28.2)	14.4
Accrued excise taxes	6.0	18.3
Other accrued expenses and liabilities	55.2	(58.7)
Other, net	(0.8)	12.7
Total adjustments	(61.3)	(77.3)
Net cash used in operating activities	(54.8)	(32.7)

Cash Flows From Investing Activities
Proceeds from sale of business	270.2	-
Proceeds from sales of assets	1.2	0.8
Purchases of property, plant and equipment	(47.1)	(22.2)
Investment in equity method investee	(0.3)	-
Purchase of business, net of cash acquired	-	(2.1)
Other investing activities	0.3	7.8
Net cash provided by (used in) investing activities	224.3	(15.7)

Cash Flows From Financing Activities
Principal payments of long-term debt	(269.5)	(49.5)
Net proceeds from notes payable	98.6	85.8
Exercise of employee stock options	3.4	12.1
Excess tax benefits from stock-based payment awards	1.2	4.7
Net cash (used in) provided by financing activities	(166.3)	53.1

Effect of exchange rate changes on cash and cash investments	0.5	-

Net increase in cash and cash equivalents	3.7	4.7
Cash and cash investments, beginning of period	13.1	20.5
Cash and cash investments, end of period	$16.8	$25.2

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Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended
	May 31, 2009	May 31, 2008	Percent Change

Segment Net Sales and Operating Income
Constellation Wines (1)
Branded wine net sales	$687.9	$765.7	(10%)
Spirits net sales	60.1	105.6	(43%)
Other net sales	43.6	60.5	(28%)
Segment net sales	$791.6	$931.8	(15%)
Operating income	$147.6	$155.3	(5%)
% Net sales	18.6%	16.7%
Equity in earnings of equity method investees	$(0.1)	$2.4	NM

Crown Imports
Segment net sales	$635.8	$672.5	(5%)
Operating income	$126.0	$138.6	(9%)
% Net sales	19.8%	20.6%

Consolidation and Eliminations
Segment net sales	$(635.8)	$(672.5)	(5%)
Operating income	$(126.0)	$(138.6)	(9%)
Equity in earnings of Crown Imports	$62.9	$69.7	(10%)

Corporate Operations and Other
Consolidated net sales	$791.6	$931.8	(15%)
Operating income	$(24.3)	$(24.0)	1%
% Net sales	3.1%	2.6%

NM = Not Meaningful

(1)
In connection with the Company's divestiture of its value spirits business and the integration of the retained spirits brands into the Constellation Wines business, the Company changed its internal management financial reporting on May 1, 2009.  The Company now reports its operating results in three segments:  Constellation Wines, Crown Imports and Corporate Operations and Other.  Prior results have been restated to conform with the new segment presentation.

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Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

					Constant
	Three Months Ended				Currency
	May 31,	May 31,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$572.2	$652.5	(12%)	(3%)	(10%)
Branded wine	$500.4	$530.7	(6%)	(3%)	(3%)
Spirits	$60.1	$105.6	(43%)	-	(43%)
Other	$11.7	$16.2	(28%)	(9%)	(19%)

Europe	$144.5	$182.1	(21%)	(27%)	6%
Branded wine	$113.1	$143.0	(21%)	(27%)	6%
Other	$31.4	$39.1	(20%)	(27%)	8%

Australia/New Zealand	$74.9	$97.2	(23%)	(25%)	2%
Branded wine	$74.4	$92.0	(19%)	(26%)	7%
Other	$0.5	$5.2	(90%)	2%	(92%)

						Organic
						Constant
	Three Months Ended					Currency
	May 31,	May 31,	Percent	Divestiture	Currency	Percent
	2009	2008	Change	Impact(4)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$500.4	$530.7	(6%)	(1%)	(3%)	(1%)
Europe	113.1	143.0	(21%)	-	(27%)	6%
Australia/New Zealand	74.4	92.0	(19%)	-	(26%)	7%
Consolidated branded wine net sales	$687.9	$765.7	(10%)	(1%)	(10%)	1%

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)
Divestiture impact includes the removal of branded wine net sales associated with the Pacific Northwest brands for the period March 1, 2008, through May 31, 2008, included in the three months ended May 31, 2008.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold certain Pacific Northwest wine brands on June 5, 2008; exited certain spirits production contracts in connection with the sale of a Canadian distilling facility on August 31, 2008; and sold certain value spirits brands on March 24, 2009, organic net sales for the three months ended May 31, 2008, are defined by the company as reported net sales less net sales of Pacific Northwest wine brands and/or net sales of certain spirits contract production services and/or value brands, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

					Constant
	Three Months Ended				Currency
	May 31,	May 31,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(1)
Consolidated Net Sales
Branded wine	$687.9	$765.7	(10%)	(10%)	-
Spirits	60.1	105.6	(43%)	-	(43%)
Other	43.6	60.5	(28%)	(20%)	(8%)
Consolidated reported net sales	791.6	931.8	(15%)	(10%)	(5%)
Less: Pacific Northwest branded wine net sales (2)	-	(7.9)
Less: Spirits net sales (3)	-	(52.6)
Consolidated organic net sales	$791.6	$871.3	(9%)	(10%)	1%

Branded Wine Net Sales
Branded wine reported net sales	$687.9	$765.7	(10%)	(10%)	-
Less: Pacific Northwest branded wine net sales (2)	-	(7.9)
Branded wine organic net sales	$687.9	$757.8	(9%)	(10%)	1%

Spirits Net Sales
Spirits reported net sales	$60.1	$105.6	(43%)	-	(43%)
Less: Spirits net sales (3)	-	(52.6)
Spirits organic net sales	$60.1	$53.0	13%	-	13%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2008, through May 31, 2008, included in the three months ended May 31, 2008.

(3)
Includes certain spirits contract production services net sales for the period March 1, 2008, through May 31, 2008, and certain spirits value brands net sales for the period March 25, 2008, through May 31, 2008, included in the three months ended May 31, 2008.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended May 31, 2009					Three Months Ended May 31, 2008
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$791.6				$791.6	$931.8				$931.8	(15%)	(15%)
Cost of product sold	(522.9)	2.7	4.8		(515.4)	(602.8)	6.3	4.0	0.1	(592.4)	(13%)	(13%)
Gross Profit	268.7	2.7	4.8	-	276.2	329.0	6.3	4.0	0.1	339.4	(18%)	(19%)
Selling, general and administrative expenses ("SG&A")	(166.6)		13.7		(152.9)	(233.5)		25.4		(208.1)	(29%)	(27%)
Restructuring charges	(18.9)		18.9		-	(0.5)		0.5		-	NM	N/A
Acquisition-related integration costs	(0.1)		0.1		-	(4.3)		4.3		-	NM	N/A
Operating Income	83.1	2.7	37.5	-	123.3	90.7	6.3	34.2	0.1	131.3	(8%)	(6%)
Equity in earnings of equity method investees	62.8				62.8	72.1				72.1	(13%)	(13%)
EBIT					186.1					203.4	N/A	(9%)
Interest expense, net	(66.8)				(66.8)	(86.6)				(86.6)	(23%)	(23%)
Income Before Income Taxes	79.1	2.7	37.5	-	119.3	76.2	6.3	34.2	0.1	116.8	4%	2%
(Provision for) benefit from income taxes	(72.6)	(1.1)	27.1	-	(46.6)	(31.6)	(2.4)	(9.2)	-	(43.2)	NM	8%
Net Income	$6.5	$1.6	$64.6	$-	$72.7	$44.6	$3.9	$25.0	$0.1	$73.6	NM	(1%)
Diluted Earnings Per Common Share	$0.03	$0.01	$0.29	$-	$0.33	$0.20	$0.02	$0.11	$-	$0.34	NM	(3%)
Weighted Average Common Shares Outstanding - Diluted	219.820	219.820	219.820	219.820	219.820	219.186	219.186	219.186	219.186	219.186

Gross Margin	33.9%				34.9%	35.3%				36.4%
SG&A as a percent of net sales	21.0%				19.3%	25.1%				22.3%
Operating Margin	10.5%				15.6%	9.7%				14.1%
Effective Tax Rate	NM				39.1%	41.5%				37.0%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
 The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended May 31, 2009, and May 31, 2008.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
 For the three months ended May 31, 2009, strategic business realignment items primarily include tax expense associated with the March 2009 divestiture of the value spirits business of $37.5 million and costs recognized by the company in connection with the Global Initiative of $21.2 million, net of a tax benefit of $9.5 million.  For the three months ended May 31, 2008, strategic business realignment items primarily include (i)  the loss, primarily on assets held for sale, in connection with the divestiture of the Pacific Northwest wine brands (announced on June 10, 2008), of $17.3 million, net of a tax benefit of $6.1 million, and (ii)  costs recognized by the company primarily in connection with the Fiscal 2008 Plan of $5.6 million, net of a tax benefit of $2.3 million.

DEFINITIONS
Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Fiscal 2008 Plan
The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia; certain other restructuring charges incurred during the third quarter of fiscal 2008 in connection with the consolidation of certain spirits production processes in the U.S.; and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of Beam Wine Estates, Inc. ("BWE") (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2010

Forecasted diluted earnings per share - reported basis (GAAP)	$0.97	$1.07
Inventory step-up	0.03	0.03
Strategic business realignment (1)	0.60	0.60
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (2)	$1.60	$1.70

Actual for the Year Ended February 28, 2009

Diluted earnings per share - reported basis (GAAP)	$(1.40)
Inventory step-up	0.06
Strategic business realignment (1)	0.97
Other (3)	1.94
Impact of anti-dilutive potential common shares (4)	0.03
Diluted earnings per share - comparable basis (Non-GAAP) (2)	$1.60

(1)
Includes $0.34, $0.17, $0.06 and $0.03 diluted earnings per share for the year ending February 28, 2010, associated with the Global Initiative; tax expense associated with the March 2009 divestiture of the value spirits business; the Australian Initiative; and other previously announced restructuring plans, respectively.  Includes $0.63, $0.09, $0.08, $0.08, $0.05, $0.02 and $0.02 diluted earnings per share for the year ended February 28, 2009, associated with the Australian Initiative; a loss, primarily on assets held for sale, in connection with the March 2009 divestiture of the value spirits business; a loss in connection with the June 2008 divestiture of the Pacific Northwest wine brands; the Fiscal 2007 Wine Plan; the Fiscal 2008 Plan; a loss in connection with the sale of a Canadian distilling facility; and other previously announced restructuring plans, respectively.(2)

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes $1.23, $0.38, $0.18 and $0.15 diluted earnings per share for the year ended February 28, 2009, associated with impairments of certain goodwill and intangible assets; impairments of certain equity method investments; the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges; and a loss on the adjustment of certain inventory, primarily Australian, related to prior years; respectively.(2)

(4)
In accordance with the antidilution provisions of SFAS No. 128, the dilutive impact of potential common shares is excluded from the company's reported diluted loss per share calculation for the year ended February 28, 2009.  As a result of the company having net income on a comparable basis for the year ended February 28, 2009, the dilutive impact of potential common shares is included in the company's comparable diluted earnings per share calculation.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2010

Net cash provided by operating activities (GAAP)	$380.0	$440.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$230.0	$270.0

Actual for the Three Months Ended May 31, 2009

Net cash used in operating activities (GAAP)	$(54.8)
Purchases of property, plant and equipment	(47.1)
Free cash flow (Non-GAAP)	$(101.9)